4078534.04





















                      AMENDED AND RESTATED
                        CREDIT AGREEMENT

                   Dated as of June 30, 1994

                            between

                OPTICAL COATING LABORATORY, INC.

                              and

                 BANK OF AMERICA NATIONAL TRUST
                    AND SAVINGS ASSOCIATION


















                       TABLE OF CONTENTS

                                                             Page


                           ARTICLE I
                          DEFINITIONS                           1

          1.01  Certain Defined Terms                           1
          1.02  Other Interpretive Provisions                  16
          1.03  Accounting Principles and Periods              17

                           ARTICLE II
                           THE CREDIT                          17

          2.01  Amount and Terms of Commitment                 17
                                             (a)  The Term Credit      17
                                        (b)  The Revolving Credit      17
          2.02  Loan Accounts                                  18
          2.03  Procedure for Borrowing                        18
          2.04  Conversion and Continuation Elections          18
          2.05  Voluntary Termination or Reduction of
          Commitment                                           19
          2.06  Optional Prepayments                           20
          2.07  Repayment                                      20
                                             (a)  The Term Credit      20
                                        (b)  The Revolving Credit      20
          2.08  Interest                                       20
          2.09  Fees                                           21
                                                 (a)  Upfront Fee      21
                                              (b)  Commitment Fee      21
          2.10  Computation of Fees and Interest               21
          2.11  Payments by the Company                        22
          2.12  Prior Credit Agreements                        22

                          ARTICLE III
         THE LETTERS OF CREDIT; THE BIRCKHAHN GUARANTY         22

          3.01  The Letter of Credit Subfacility.              22
          3.02  Issuance, Amendment and Renewal of Letters
          of
           Credit                                              23
          3.03  Existing Letter of Credit                      25
          3.04  Uniform Customs and Practice                   25
          3.05  Drawings and Reimbursements                    25
          3.06  The Birckhahn Guaranty                         26
          3.07  Obligations Absolute                           26
          3.08  Cash Collateral Pledge                         26
          3.09  Letter of Credit and Birckhahn Guaranty Fees   26

                           ARTICLE IV
             TAXES, YIELD PROTECTION AND ILLEGALITY            27

          4.01  Taxes.                                         27
          4.02  Illegality                                     28
          4.03  Increased Costs and Reduction of Return        28
          4.04  Funding Losses                                 29
          4.05  Inability to Determine Rates                   29
          4.06  Survival                                       30

                           ARTICLE V
                      CONDITIONS PRECEDENT                     30

          5.01  Conditions of Initial Loan                     30
                                            (a)  Credit Agreement      30
                                     (b)  Resolutions; Incumbency      30
                       (c)  Organization Documents; Good Standing      30
                                             (d)  Payment of Fees      30
                                                 (e)  Certificate      30
                                               (f)  Legal Opinion      31
                                           (g)  Private Placement      31
                                             (h)  Other Documents      31
          5.02  Conditions to All Credit Extensions            31
                                         (a)  Notice of Borrowing      31
               (b)  Continuation of Representations and Warranties     31
                                         (c)  No Existing Default      31

                           ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES                32

          6.01  Corporate Existence and Power                  32
          6.02  Corporate Authorization; No Contravention      32
          6.03  Governmental Authorization                     32
          6.04  Binding Effect                                 33
          6.05  Litigation                                     33
          6.06  No Default                                     33
          6.07  ERISA Compliance                               33
          6.08  Use of Proceeds; Margin Regulations            34
          6.09  Title to Properties                            34
          6.10  Taxes                                          34
          6.11  Financial Condition                            34
          6.12  Environmental Matters                          35
          6.13  Regulated Entities                             35
          6.14  No Burdensome Restrictions                     35
          6.15  Copyrights, Patents, Trademarks and
          Licenses,
           etc.                                                35
          6.16  Subsidiaries                                   36
          6.17  Insurance                                      36
          6.18  Full Disclosure                                36

                          ARTICLE VII
                     AFFIRMATIVE COVENANTS                     36

          7.01  Financial Statements                           36
          7.02  Certificates; Other Information                37
          7.03  Notices                                        38
          7.04  Preservation of Corporate Existence, Etc       39
          7.05  Maintenance of Property                        39
          7.06  Insurance                                      39
          7.07  Payment of Obligations                         39
          7.08  Compliance with Laws                           39
          7.09  Inspection of Property and Books and Records   39
          7.10  Environmental Laws                             40
          7.11  Use of Proceeds                                40

                          ARTICLE VIII
                       NEGATIVE COVENANTS                      40

          8.01  Limitation on Liens                            40
          8.02  Disposition of Assets                          43
          8.03  Consolidations and Mergers                     43
          8.04  Loans and Investments                          44
          8.05  Limitation on Indebtedness                     46
          8.06  Transactions with Affiliates                   47
          8.07  Use of Proceeds                                47
          8.08  Use of Proceeds - Ineligible Securities        47
          8.09  Contingent Obligations                         48
          8.10  Lease Obligations                              48
          8.11  Restricted Payments                            48
          8.12  Tangible Net Worth                             49
          8.13  Fixed Charge Coverage Ratio                    49
          8.14  Leverage Ratio                                 49
          8.15  Capital Expenditures                           50
          8.16  Change in Business                             50
          8.17  Accounting Changes                             50

                           ARTICLE IX
                       EVENTS OF DEFAULT                       50

          9.01  Event of Default                               50
                                                 (a)  Non-Payment      50
                                  (b)  Representation or Warranty      50
                                           (c)  Specific Defaults      51
                                              (d)  Other Defaults      51
                                               (e)  Cross-Default      51
                           (f)  Insolvency; Voluntary Proceedings      51
                                     (g)  Involuntary Proceedings      52
                                                       (h)  ERISA      52
                                          (i)  Monetary Judgments      52
                                      (j)  Non-Monetary Judgments      52
                                           (k)  Change of Control      52
                                              (l)  Adverse Change      53
          9.02  Remedies                                       53
          9.03  Rights Not Exclusive                           53

                           ARTICLE X
                         MISCELLANEOUS                         53

          10.01  Amendments and Waivers                        53
          10.02  Notices                                       54
          10.03  No Waiver; Cumulative Remedies                54
          10.04  Costs and Expenses                            54
          10.05  Indemnity                                     55
          10.06  Payments Set Aside                            55
          10.07  Successors and Assigns                        56
          10.08  Assignments, Participations, etc.             56
          10.09  Set-off                                       57
          10.10  Automatic Debits of Fees                      57
          10.11  Counterparts                                  57
          10.12  Severability                                  58
          10.13  No Third Parties Benefited                    58
          10.14  Governing Law and Jurisdiction                58
          10.15  Waiver of Jury Trial                          58
          10.16  Entire Agreement                              59

Exhibits

Exhibit A  Notice of Borrowing
Exhibit B  Notice of Conversion/Continuation
Exhibit C  Compliance Certificate
Exhibit D  Form of Legal Opinion

Schedules

Schedule 6.05  Litigation
Schedule 6.16  Subsidiaries and Equity Investments
Schedule 8.01  Permitted Liens
Schedule 8.04(p) Investment Policies
Schedule 8.04(q) Existing Investments
Schedule 8.05  Existing Indebtedness
Schedule 8.09  Existing Contingent Obligations
             AMENDED AND RESTATED CREDIT AGREEMENT


     This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of June 30, 1994, between Optical Coating Laboratory, Inc., a
Delaware corporation (the "Company"), and Bank of America
National Trust and Savings Association (the "Bank").

     WHEREAS, the Company and the Bank are parties to that certain Credit Agreement dated as of July 31, 1991, as amended by a (i) First Amendment to Credit Agreement dated as of February 26, 1993, (ii) Second Amendment to Credit Agreement dated as of October 29, 1993, and (iii) a Third Amendment to Credit Agreement dated as of March 31, 1994 (as so amended, the "Credit Agreement"), pursuant to which the Bank has extended certain credit facilities to the Company.

     WHEREAS, the Company and the Bank wish to amend and restate the Credit Agreement in its entirety on and subject to the terms and conditions hereof.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                           ARTICLE I

                          DEFINITIONS

     1.01 Certain Defined Terms. The following terms have the following meanings:

          "Acceptable Bank" means any commercial bank:

                    (a)  that is organized under the laws of the
          United States or any state thereof;

                    (b)  that has capital, surplus and undivided
          profits aggregating at least $100,000,000; and

                    (c)  whose long-term unsecured debt
          obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank) shall have been rated
          "A" or higher by Standard & Poor's or "A2" or higher by Moody's.

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agreement" means this Credit Agreement.

          "Applicable Margin" means

                    (i)   with respect to Base Rate Loans, 0.00%;
          and

                    (ii) with respect to Offshore Rate Loans,
          1.50%.

          "Assignee" has the meaning specified in subsection
     10.08(a).

          "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "Bank" has the meaning specified in the introductory clause hereto.

          "Bankruptcy Code" means the Federal Bankruptcy Reform
     Act of 1978 (11 U.S.C. 101, et seq.).

          "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate and (b) the rate of interest in effect for such day as publicly announced from time to time by the Bank in San Francisco, California, as its "reference rate." (The reference rate is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

          "Birckhahn Guaranty" means the Guaranty 6019GT020948/92 issued by the Bank through its Frankfurt/Main branch as of December 29, 1992, in favor of Henning von Birckhahn and guaranteeing (in an amount not exceeding DM 7,500,000) certain obligations of the Company to Henning von Birckhahn.

          "Birckhahn Guaranty Documents" means the Birckhahn
     Guaranty and any other document, instrument, or agreement executed or delivered by the Company in connection with the Bank's issuance of the Birckhahn Guaranty.

          "Birckhahn Guaranty Outstanding Amount" means, at any time, the amount guaranteed pursuant the Birckhahn Guaranty but not disbursed thereunder at such time, plus all amounts paid under the Birckhahn Guaranty by the Bank (including through its Frankfurt/Main branch or other branch, office or Affiliate) which have not yet been reimbursed, plus any other obligation or liability of the Company to the Bank (including any branch, office or Affiliate thereof) with respect to the Birckhahn Guaranty.

          "Borrowing" means a borrowing hereunder consisting of a Revolving Loan or a Term Loan of a single Type made to the Company on a given day by the Bank under Article II, and, other than in the case of Base Rate Loans, having a single Interest Period.

          "Borrowing Date" means any date on which a Borrowing occurs under Section 2.03.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other
     Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of the Bank or of any corporation controlling the Bank.

          "Closing Date" means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by the Bank (or, in the case of subsection 4.01(e), waived by the Person entitled to receive such payment).

          "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

          "Commitment" has the meaning specified in Section 2.01.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "Conversion/Continuation Date" means any date on which, under Section 2.04, the Company (a) converts a Loan of one Type to another Type, or (b) continues as a Loan of the same Type, but with a new Interest Period, a Loan having an Interest Period expiring on such date.

          "Credit Extension" means and includes (a) the making of any Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Designated Subsidiaries" means OCLI Optical Coatings
     Limited, a corporation organized under the laws of Scotland, and OCLI Foreign Sales Corporation, a corporation organized under the laws of Guam.

          "Distribution" means, without duplication, with respect to any corporation:

                    (a)  any dividend or other distribution,
          direct or indirect, on account of any shares of capital stock of such corporation now or hereafter outstanding, whether in cash or other property, except a dividend or other distribution payable solely in shares of stock of such corporation; and

                    (b)  any redemption, retirement, purchase or
          other acquisition, direct or indirect, of any shares of capital stock of such corporation now or hereafter outstanding, including, without limitation, any deferred payment made by such corporation in connection with the acquisition of its capital stock, or of any warrants, rights or options to acquire any shares of such stock.

          "Dollars", "dollars" and "$" each mean lawful money of the United States.

          "Effective Amount" means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Loans made and prepayments or repayments of Loans occurring on such date, and (ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

          "Equivalent Amount" means the equivalent of dollars in a foreign currency calculated at the spot rate for the purchase of such foreign currency with dollars as quoted by the Bank through its Foreign Exchange Trading Center #5193, San Francisco, California, or such other of the Bank's offices as it may designate from time to time, at approximately 8 a.m. (San Francisco time) two banking days (as such days are determined by the Bank with respect to such currency) prior to the relevant date.

          "ERISA" means the Employee Retirement Income Security
     Act of 1974, and regulations promulgated thereunder.

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under
     Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan subject to Title IV of ERISA; (d) a failure by the Company to make required contributions to a Pension Plan or other Plan subject to Section 412 of the Code; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
     Section 4007 of ERISA, upon the Company; or (g) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan.

          "Event of Default" means any of the events or circumstances specified in Section 9.01.

          "Exchange Act" means the Securities and Exchange Act of
     1934, and regulations promulgated thereunder.

          "Existing Letter of Credit" means that certain letter of credit #119323 in the face amount of $1,907,157 issued by the Bank for the account of the Company.

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Bank of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Bank.

          "Fixed Charge Coverage Ratio" means, in respect of the Company and the Designated Subsidiaries on a combined basis, calculated as of the last day of each fiscal quarter, the ratio of (a) the sum of the Company's and the Designated Subsidiaries' combined net income, accrued U.S. and foreign income and franchise taxes, interest expense, and operating lease expense (in each case, for the four fiscal quarter period ending on such day) to (b) the sum of interest expense and operating lease expense for the Company and the Designated Subsidiaries for such four fiscal quarter period.
          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all reimbursement or payment obligations (contingent or otherwise) with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all net obligations with respect to Swap Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
     by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

          "Indemnified Liabilities" has the meaning specified in
     Section 10.05.

          "Indemnified Person" has the meaning specified in
     Section 10.05.

          "Independent Auditor" has the meaning specified in subsection 7.01(a).

          "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "Interest Payment Date" means, as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type of Loan, provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

          "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;

     provided that:

                   (i)  if any Interest Period would otherwise
         end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                   (ii) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                   (iii)                       no Interest Period
         for any portion of the Term Loan shall extend beyond
         July 31, 1997 and no Interest Period for any Revolving
         Loan shall extend beyond June 30, 1997; and

                   (iv) no Interest Period applicable to the Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loan unless the aggregate principal amount of the Term Loan represented by Base Rate Loans, or by Offshore Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment.

         "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions.

         "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued", "Issuing" and "Issuance" have corresponding meanings.

         "Joint Venture" means a single-purpose corporation, partnership, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

         "L/C Amendment Application" means an application form for amendment of outstanding standby letters of credit as shall at any time be in use by the Bank.

         "L/C Application" means an application form for issuance of standby letters of credit as shall at any time be in use by the Bank.

         "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under subsection 3.05.

         "L/C Commitment" means the commitment of the Bank to issue Letters of Credit in an aggregate amount outstanding not to exceed on any date $2,500,000, which commitment is a component of (and not an addition to) the Commitment.

         "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit.

         "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit.

         "Letter of Credit" means any standby letter of credit issued by the Bank pursuant to Article III.

         "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

         "Loan" means an extension of credit by the Bank to the Company under Article II or Article III, and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan, and includes any Revolving Loan or L/C Borrowing or the Term Loan or any portion of the Term Loan.

         "Loan Documents" means this Agreement, the L/C-Related Documents, the Birckhahn Guaranty Documents, the letter agreement referred to in subsection 2.09(a) and all other documents delivered to the Bank in connection herewith.

         "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

         "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document.

         "Moody's" means Moody's Investors Service, Inc.

         "Notice of Borrowing" means a notice in substantially the form of Exhibit A.

         "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

         "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to the Bank, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

         "Offshore Rate" means, for any Interest Period, with respect to any Offshore Rate Loan comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Bank as follows:


    Offshore Rate =                     IBOR
                        1.00 - Eurodollar Reserve Percentage

    Where,

                   "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to the Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Interest Period, it being understood that as of the date hereof the Eurodollar Reserve Percentage is zero; and

                   "IBOR" means the rate of interest per annum determined by the Bank as the rate at which dollar deposits in the approximate amount of the Bank's Offshore Rate Loan for such Interest Period would be offered by the Bank's Grand Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by the Bank), to major banks in the offshore dollar interbank market at their request at approximately 11:00 a.m. (New York City time) two Business Days prior to the commencement of such Interest Period.

                   The Offshore Rate shall be adjusted
         automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Offshore Rate Loan" means a Revolving Loan that bears interest based on the Offshore Rate.

         "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

         "Participant" has the meaning specified in subsection
    10.08(d).

         "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

         "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

         "Permitted Liens" has the meaning specified in Section
    8.01.

         "Permitted Repurchase Agreement" means any written agreement:

                   (a)  that provides for

                                               (i)    the
              transfer of one or more United States Governmental Securities to the Company or a Subsidiary from an Acceptable Bank against a transfer of funds (the "transfer price") by the Company or such Subsidiary to such Acceptable Bank, and

                                               (ii)  a
              simultaneous agreement by the Company or such Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank the same or substantially similar United States Governmental Securities for a price not less than the transfer price plus a reasonable return thereon at a date certain not later than one year after such transfer of funds; and

                   (b)  in respect of which the Company or such
         Subsidiary shall have the right, whether by contract or pursuant to applicable law, to liquidate such repurchase agreement upon the occurrence of any default thereunder.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

         "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

         "Prior Credit Agreement" means that certain Credit
    Agreement dated as of March 11, 1988 between the Company and the Bank, as the same has been amended from time to time.

         "Redeemable Stock" means, with respect to any Person, each share of such Person's capital stock that is:

                   (a)  redeemable, payable or required to be
         purchased or otherwise retired or extinguished, or convertible into indebtedness of such Person


                                               (i)    at a fixed
              or determinable date, whether by operation of a sinking fund or otherwise,

                                               (ii)  at the
              option of any Person other than such Person, or

                                               (iii)  upon the
              occurrence of a condition not solely within the control of such Person; or

                   (b)  convertible into other Redeemable Stock.

         "Reportable Event" means, any of the events set forth in
    Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

         "Requirement of Law" means, as to any Person, any law
    (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental
    Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

         "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

         "Restricted Payment" means any Distribution (other than on account of capital stock of a Subsidiary owned legally and beneficially by the Company or a Designated Subsidiary), including, without limitation, any Distribution resulting in the acquisition by the Company of securities which would constitute treasury stock.

         "Revolving Loan" has the meaning specified in Section
    2.01.

         "Revolving Termination Date" means the earlier to occur of:

                   (a)  June 30, 1997; and

                   (b)  the date on which the Commitment
         terminates in accordance with the provisions of this Agreement.

         "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

         "Senior Note Agreement" means, collectively, those certain separate Note Purchase Agreements dated as of May 27, 1994, each containing identical terms and provisions, entered into by the Company with Connecticut Mutual Life Insurance Company, Modern Woodmen of America and American Life and Casualty Insurance Company.

         "Senior Notes" means those certain Senior Notes in the aggregate principal amount of $18,000,000 dated May 27, 1994 issued pursuant to the Senior Note Agreement.

         "Standard & Poor's" means Standard & Poor's Corporation.

         "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

         "Surety Instruments" means all letters of credit
    (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

         "Swap Contracts" means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates or commodity prices.

         "Tangible Net Worth" means the gross book value of the assets of the Company and its Subsidiaries on a consolidated basis (exclusive of goodwill, organization expense, treasury stock, unamortized debt discount and expense, deferred charges, and other like intangibles, but not including (i) intangibles of the Company and its Subsidiaries existing on the Closing Date as would appear on a consolidated balance sheet for such Persons on the Closing Date prepared in accordance with GAAP, and (ii) all intangibles of the Company and its Subsidiaries in respect of prepaid royalties, patents, copyrights, trademarks, trade names, service marks and brand names not in existence on the Closing Date, as would appear on the consolidated balance sheet for such Persons at such time prepared in accordance with GAAP) less
    (a) reserves applicable thereto, and (b) all liabilities (including accrued and deferred income taxes).

         "Term Commitment" means $6,000,000.

         "Term Loan" has the meaning specified in Section 2.01.

         "Type" has the meaning specified in the definition of "Loan."

         "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

         "United States" and "U.S." each mean the United States of America.

         "United States Governmental Securities" means any direct obligation of, or obligation guaranteed by, the United States, or any agency controlled or supervised by or acting as an instrumentality of the United States pursuant to authority granted by the Congress of the United States, in respect of the payment of which obligation or guarantee the full faith and credit of the United States, pursuant to authority granted by the Congress of the United States, shall have been pledged.

         "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law)
    100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

    1.02 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

         (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term "including" is not limiting and means "including without limitation." In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

         (c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

         (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement and the other Loan Documents are the result of negotiations among and has been reviewed by counsel to the Bank and the Company, and are the products of both parties. Accordingly, they shall not be construed against the Bank merely because of the Bank's involvement in their preparation.

    1.03 Accounting Principles and Periods. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


                           ARTICLE II

                           THE CREDIT

    2.01  Amount and Terms of Commitment.

         (a) The Term Credit. The Bank agrees, on the terms and conditions set forth herein, to make a single loan to the Company (the "Term Loan") on the Closing Date in an amount not to exceed the Term Commitment. The Term Loan shall be deemed funded by converting, on the Closing Date, all amounts outstanding under Tranche B of the Credit Agreement to the Term Loan. Amounts borrowed as the Term Loan which are repaid or prepaid by the Company may not be reborrowed. The Term Loan shall be comprised of portions. The interest rate for each portion of the Term Loan shall be based on the Base Rate or the Offshore Rate. Different portions of the Term Loan may have a different interest rate basis and different Interest Periods.

         (b) The Revolving Credit. The Bank agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding, together with the principal amount of the Term Loan outstanding at such time, $10,000,000 (such amount, as the same may be reduced under Section 2.05 or as a result of one or more assignments under Section 10.08, the "Commitment"); provided, however, that after giving effect to any Borrowing of Revolving Loans, the Effective Amount of all outstanding Revolving Loans, together with the principal amount of the Term Loan outstanding at such time and the Effective Amount of all L/C Obligations, shall not exceed at any time the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.01(b), prepay under Section 2.06 and reborrow under this subsection 2.01(b).

    2.02 Loan Accounts. The Loans made by the Bank shall be evidenced by one or more loan accounts or records maintained by the Bank in the ordinary course of business. The loan accounts or records maintained by the Bank shall be conclusive absent manifest error of the amount of the Loans made by the Bank to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

    2.03 Procedure for Borrowing. Each Borrowing shall be made upon the Company's irrevocable written notice delivered to the Bank in the form of a Notice of Borrowing (which notice must be received by the Bank prior to 9:00 a.m. (San Francisco time) (a) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans, and (b) on the requested Borrowing Date, in the case of Base Rate Loans, specifying: (i) the amount of the Borrowing, which shall be in an aggregate minimum amount of $1,000,000 or any multiple of $1,000,000 in excess thereof;
(ii) the requested Borrowing Date, which shall be a Business Day;
(iii) the Type of Loans comprising the Borrowing; and (iv) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months.

    2.04 Conversion and Continuation Elections. (a) The Company may, upon irrevocable written notice to the Bank in accordance with subsection 2.04(b): (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert any such Revolving Loans or a portion of the Term Loan (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Revolving Loans or a portion of the Term Loan of any other Type; or (ii) elect, as of the last day of the applicable Interest Period, to continue any Revolving Loan or a portion of the Term Loan having an Interest Period expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof); provided, that if at any time the aggregate amount of any Offshore Rate Loan is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Offshore Rate Loan shall automatically convert into a Base Rate Loan, and on and after such date the right of the Company to continue such Loan as, and convert such Loan into an Offshore Rate Loan shall terminate.

         (b)  The Company shall deliver a Notice of
Conversion/Continuation to be received by the Bank not later than 9:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if any Loan is to be converted into or continued as an Offshore Rate Loan; and (ii) on the Conversion/Continuation Date, if any Loan is to be converted into a Base Rate Loan, specifying: (A) the proposed Conversion/Continuation Date; (B) the amount of the Loan to be converted or continued; (C) the Type of Loan resulting from the proposed conversion or continuation; and (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

         (c) If upon the expiration of any Interest Period applicable to any Offshore Rate Loan the Company has failed to select timely a new Interest Period to be applicable to such Loan, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Loan into a Base Rate Loan effective as of the expiration date of such Interest Period.

         (d) Unless the Bank otherwise agrees in writing, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

    2.05 Voluntary Termination or Reduction of Commitment. The Company may, upon not less than five Business Days' prior notice to the Bank, terminate the Commitment, or permanently reduce the Commitment by an aggregate minimum amount of $1,000,000; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, (a) the Effective Amount of all Revolving Loans, the Term Loan and L/C Obligations together would exceed the amount of the Commitment then in effect, or (b) the Effective Amount of all L/C Obligations then outstanding would exceed the L/C Commitment. If and to the extent specified by the Company in the notice to the Bank, some or all of the reduction in the Commitment shall be applied to reduce the L/C Commitment. Once reduced in accordance with this Section, the Commitment may not be increased. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitment, shall be paid on the effective date of such reduction or termination.

    2.06 Optional Prepayments. Subject to Section 4.04, the Company may, at any time or from time to time, upon not less than three Business Days' irrevocable notice to the Bank, prepay Loans in whole or in part in an amount not less than $1,000,000. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04. Optional prepayments of the Term Loan or any portion thereof shall be applied in inverse order of maturity.

    2.07  Repayment.

         (a) The Term Credit. The Company shall repay the principal amount of the Term Loan in 12 equal installments commencing on October 31, 1994 and on the last day of each successive quarter thereafter, until July 31, 1997, on which day the entire balance of principal and interest on the Term Loan then unpaid shall be due and payable.

         (b) The Revolving Credit. The Company shall repay to the Bank on the Revolving Termination Date the principal amount of Revolving Loans outstanding on such date.

    2.08 Interest. (a) Each Revolving Loan and each portion of the Term Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.04), plus the Applicable Margin.

         (b) Interest on each Revolving Loan and each portion of the Term Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.06 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Bank.

         (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 2%.

         (d) Anything herein to the contrary notwithstanding, the obligations of the Company to the Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Bank would be contrary to the provisions of any law applicable to the Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Bank, and in such event the Company shall pay the Bank interest at the highest rate permitted by applicable law.

    2.09 Fees. (a) Upfront Fee. The Company shall pay an upfront fee to the Bank on the Closing Date in an amount as set forth in a letter agreement between the parties dated June 30, 1994.

         (b) Commitment Fee. The Company shall pay to the Bank a commitment fee on the average daily unused portion of the Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Bank, equal to 0.50% percent per annum. Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each quarter commencing on the Closing Date through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date. For purposes of calculating utilization under this subsection, the Commitment shall be deemed used to the extent of the Effective Amount of Revolving Loans and the Term Loan then outstanding plus the Effective Amount of L/C Obligations then outstanding. The commitment fee provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.

    2.10 Computation of Fees and Interest. All computations of interest for Base Rate Loans when the Base Rate is determined by the Bank's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof. Each determination of an interest rate by the Bank shall be conclusive and binding on the Company in the absence of manifest error.

    2.11 Payments by the Company. All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Bank at the address from time to time specified by the Bank for such purpose, and shall be made in dollars and in immediately available funds, no later than 3:00 p.m. (San Francisco time) on the date specified herein. Any payment received by the Bank later than 3:00 p.m. (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

    2.12 Prior Credit Agreements. The Company acknowledges and agrees that the Bank's obligations and commitments to lend under the Prior Credit Agreement are irrevocably terminated.


                          ARTICLE III

         THE LETTERS OF CREDIT; THE BIRCKHAHN GUARANTY

    3.01  The Letter of Credit Subfacility.

         (a) On the terms and conditions set forth herein, the Bank agrees (i) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date to issue Letters of Credit for the account of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection 3.02(b), and (ii) to honor drafts under the Letters of Credit; provided, that the Bank shall not be obligated to Issue any Letter of Credit if as of the date of Issuance of such Letter of Credit (A) the Effective Amount of all L/C Obligations plus the Effective Amount of all Loans shall exceed the Commitment, or (B) the Effective Amount of all L/C Obligations shall exceed the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

         (b) The Bank shall be under no obligation to Issue any Letter of Credit if:

              (i)  any order, judgment or decree of any
    Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank shall prohibit, or request that the Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Bank in good faith deems material to it;

              (ii) one or more of the applicable conditions contained in Article V is not then satisfied;

              (iii) the expiry date of any requested Letter of Credit is (A) more than 360 days after the date of Issuance, or (B) after the Revolving Termination Date;

              (iv)  any requested Letter of Credit does not
    provide for drafts, or is not otherwise in form and substance acceptable to the Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Bank;

              (v) any Letter of Credit is to be used for any purpose other than for supporting workers compensation obligations of the Company in the ordinary course of business or for supporting other obligations of the Company incurred in the ordinary course of business (which shall not include obligations of the Company in connection with any Acquisition or any obligations of the Company in respect of Indebtedness); or

              (vi) any Letter of Credit is denominated in a currency other than Dollars.

    3.02  Issuance, Amendment and Renewal of Letters of Credit.

         (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the Bank at least five days prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Bank may require.

         (b) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the Bank will, upon the written request of the Company received by the Bank at least five days prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Bank may require. The Bank shall be under no obligation to amend any Letter of Credit if: (A) the Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

         (c) While a Letter of Credit is outstanding and prior to the Revolving Termination Date, at the option of the Company and upon the written request of the Company received by the Bank at least five days prior to the proposed date of notification of renewal, the Bank shall authorize the automatic renewal of any Letter of Credit. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Bank:
(i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Bank may require. The Bank shall be under no obligation so to renew any Letter of Credit if: (A) the Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Bank shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, the Bank shall nonetheless be permitted (but not obliged) to allow such Letter of Credit to renew, and the Company hereby authorizes such renewal, and, accordingly, the Bank shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

         (d) The Bank may, at its election, deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.

         (e) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

    3.03 Existing Letter of Credit. On and after the Closing Date, the Existing Letter of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to subsections 3.09(a) and 3.09(c), and reimbursement of costs and expenses to the extent provided herein, a Letter of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement. For purposes of this Agreement, the Existing Letter of Credit shall be deemed be a utilization of the Commitment and the L/C Commitment.

    3.04 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce prior to issuance of the Letter of Credit ("UCP") shall in all respects be deemed a part of this Article III as if incorporated herein and (unless otherwise expressly provided in the Letter of Credit) shall apply to such Letter of Credit.

    3.05 Drawings and Reimbursements. In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Bank will promptly notify the Company. The Company shall reimburse the Bank prior to 11:00 a.m. (San Francisco time), on each date that any amount is paid by the Bank under any Letter of Credit, in an amount equal to the amount so paid by the Bank. If the Company fails to reimburse the Bank for the full amount of any drawing under any Letter of Credit by 11:00 a.m. (San Francisco time) on such date, the Company shall be deemed to have requested that a Base Rate Loan be made by the Bank to be disbursed on such date under such Letter of Credit, subject to the amount of the unutilized portion of the Commitment and subject to the conditions set forth in Section 5.02. With respect to any unreimbursed drawing that is not converted into a Revolving Loan consisting of a Base Rate Loan to the Company in whole or in part, because of the Company's failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Company shall be deemed to have incurred from the Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum.

    3.06 The Birckhahn Guaranty. The Bank (through its Frankfurt/Main branch) has issued the Birckhahn Guaranty on behalf of the Company. The Company agrees that, except to the extent explicitly provided to the contrary in the Birckhahn Guaranty Documents, the Company shall immediately reimburse the Bank for all sums paid by the Bank (including through its Frankfurt/Main branch or any other branch, office or Affiliate) under the Birckhahn Guaranty, and such reimbursement shall be in Deutsche Marks or the Equivalent Amount in Dollars, as requested by the Bank. This Agreement shall control in the event of any conflict with any Birckhahn Guaranty Document (other than the Birckhahn Guaranty). Any reimbursement not made when due shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum.

    3.07 Obligations Absolute. The obligations of the Company under this Agreement and any L/C-Related Document or Birckhahn Guaranty Document to reimburse the Bank for a drawing under a Letter of Credit or the Birckhahn Guaranty, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document or Birckhahn Guaranty Document under all circumstances.

    3.08  Cash Collateral Pledge.  Upon the request of the Bank,
(i) if, as of the Revolving Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) if, as of June 30, 1997, the Birckhahn Guaranty may for any reason remain outstanding and partially or wholly undrawn, or (iii) in addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an Event of Default, then, the Company shall immediately provide to the Bank cash collateral in an amount equal to the L/C Obligations or the Birckhahn Guaranty Outstanding Amount, as applicable.

    3.09  Letter of Credit and Birckhahn Guaranty Fees.

         (a) The Company shall pay to the Bank a letter of credit and bank guaranty fee with respect to the Letters of Credit and the Birckhahn Guaranty equal to 1.25% per annum of the average daily maximum amount available to be drawn on the outstanding Letters of Credit and the Birckhahn Guaranty, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter and the Equivalent Amount of the outstanding amount of the Birckhahn Guaranty for that quarter, as calculated by the Bank. Such letter of credit and bank guaranty fee shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit or the Birckhahn Guaranty are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Termination Date (or such later date upon which the outstanding Letters of Credit or the Birckhahn Guaranty shall expire), with the final payment to be made on the Revolving Termination Date (or such later expiration date).

         (b) The Company shall pay to the Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Bank relating to letters of credit as from time to time in effect.


                           ARTICLE IV

             TAXES, YIELD PROTECTION AND ILLEGALITY

    4.01 Taxes. (a) (i) If any taxes (other than taxes on net income (A) imposed by the country or any subdivision of the country in which the Bank's principal office or actual lending office is located and (B) measured by the United States taxable income the Bank would have received if all payments under or in respect of this Agreement and any instrument or agreement required hereunder were exempt from taxes levied by the Company's country) are at any time imposed on any payments under or in respect of this Agreement or any instrument or agreement required hereunder including, but not limited to, payments made pursuant to this Section, the Company shall pay all such taxes and shall also pay to the Bank, at the time interest is paid, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed.

                   (ii)  The additional amounts necessary to
preserve the after-tax yield the Bank would have received if such taxes had not been imposed shall be calculated pursuant to the formula:

                              (w)(t)(i)
                        y = -----------
                                1-w-t

where the terms are defined as follows:

              y = additional payment to be made to the Bank

              w = withholding tax rate levied by foreign
                  government

              t = the Bank's combined Federal and state tax rate

              i = amount of interest to be paid on credit
                            (computed by using the base rate plus
              quoted
                  spread)

              1 = one


         (b) The Company will provide the Bank with original tax receipts, notarized copies of tax receipts, or such other documentation as will prove payment of tax in a court of law applying the United States Federal Rules of Evidence, for all taxes paid by the Company pursuant to subsection (a) above. The Company will deliver receipts to the Bank within 30 days after the due date for the related tax.

    4.02 Illegality. (a) If the Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank or any applicable lending office of the Bank to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company, any obligation of the Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Company that the circumstances giving rise to such determination no longer exist.

         (b) If the Bank determines that it is unlawful to maintain Offshore Rate Loans, the Company shall, upon its receipt of notice of such fact and demand from the Bank, prepay in full all Offshore Rate Loans then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain Offshore Rate Loans. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the Bank, in the amount of such repayment, a Base Rate Loan.

    4.03 Increased Costs and Reduction of Return. (a) If the Bank determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loan or other credit hereunder, then the Company shall be liable for, and shall from time to time, upon demand, pay to the Bank, additional amounts as are sufficient to compensate the Bank for such increased costs.

         (b) If the Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or
(iv) compliance by the Bank (or any applicable lending office of the Bank) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, letters of credit, bank guaranty, or obligations under this Agreement, then, upon demand of the Bank to the Company, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

    4.04 Funding Losses. The Company shall reimburse the Bank and hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of: (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan; (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation; (c) the failure of the Company to make any prepayment in accordance with any notice delivered under
Section 2.06; (d) the prepayment or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or (e) the automatic conversion under Section 2.04 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.

    4.05 Inability to Determine Rates. If the Bank determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.08(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Bank of funding such Loan, the Bank will promptly so notify the Company. Thereafter, the obligation of the Bank to make or maintain Offshore Rate Loans hereunder shall be suspended until the Bank revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Bank shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

    4.06 Survival. The agreements and obligations of the Company in this Article IV shall survive the payment of all other
Obligations.


                           ARTICLE V

                      CONDITIONS PRECEDENT

    5.01 Conditions of Initial Loan. The obligation of the Bank to make the initial Credit Extension hereunder is subject to the condition that the Bank have received on or before the Closing Date all of the following, in form and substance satisfactory to the Bank:

         (a)  Credit Agreement.  This Agreement executed by the
Company;

         (b) Resolutions; Incumbency. (i) Copies of the resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary of the Company; and (ii) A certificate of the Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

         (c) Organization Documents; Good Standing. Each of the following documents: (i) the articles or certificate of incorporation and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary of the Company as of the Closing Date; and (ii) a good standing and tax good standing certificate for the Company from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Company is qualified to do business as a foreign corporation as of a recent date;

         (d) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Bank to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Bank's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the
Bank); including any such costs, fees and expenses arising under or referenced in Sections 2.09 and 10.04;

         (e) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that: (i) the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date; (ii) no Default or Event of Default exists or would result from the execution and delivery of this Agreement; (iii) there has occurred since January 31, 1994, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and (iv) the Company has furnished to the Bank a complete and correct copy of the Senior Note Agreement and the Senior Notes, as in effect as of the Closing Date;

         (f) Legal Opinion. An opinion of Collette & Erickson, counsel to the Company and addressed to the Bank, substantially in the form of Exhibit D;

         (g)  Private Placement.  Evidence satisfactory to the
Bank that the Company has issued no less than $18,000,000 in principal amount of Senior Notes; and

         (h) Other Documents. Such other approvals, opinions, documents or materials as the Bank may reasonably request.

    5.02 Conditions to All Credit Extensions. The obligation of the Bank to make any Credit Extension (including the initial Credit Extension) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of Issuance of any Letter of Credit ("Issuance Date"):

         (a) Notice of Borrowing. The Bank shall have received a Notice of Borrowing or in the case of any Issuance of any Letter of Credit, an L/C Application or L/C Amendment
Application;

         (b)  Continuation of Representations and Warranties.
The representations and warranties in Article VI shall be true and correct on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

         (c)  No Existing Default.  No Default or Event of
Default shall exist or shall result from such Borrowing or Issuance.

Each Notice of Borrowing and L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Issuance Date, as applicable, that the conditions in Section 5.02 are satisfied.


                           ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES

    The Company represents and warrants to the Bank that:

    6.01 Corporate Existence and Power. Each of the Company and its Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents; (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

    6.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is party, have been duly authorized by all necessary corporate action, and do not and will not: (a) contravene the terms of any of the Company's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or (c) violate any Requirement of Law.

    6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of the Agreement or any other Loan Document. In providing the representations and warranties in this Section 6.03, the Company has assumed that, other than the Company and its Subsidiaries, no party to the Agreement or any of the other Loan Documents is subject to any statute, rule or regulation, or to any impediment to which contracting parties are generally not subject, which requires the Company, any of its Subsidiaries or any other Person to obtain approval, consent, exemption, authorization or other action by, or to provide notice to, or filing with, any Governmental Authority in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of the Agreement or any other Loan Document.

    6.04 Binding Effect. This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

    6.05 Litigation. Except as disclosed on Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which: (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

    6.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 9.01(e).

    6.07 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification.

         (b) There are no pending, or to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or other violation of the fiduciary responsibility rule with respect to any Plan which could reasonably result in a Material Adverse Effect.

         (c) No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan.

         (d)  No Pension Plan has any Unfunded Pension Liability.
         (e) The Company has not incurred, nor does it reasonably expect to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

         (f)  The Company has not transferred any Unfunded
Pension Liability to any Person or otherwise engaged in a transaction that could be subject to Section 4069 of ERISA.

         (g) No trade or business (whether or not incorporated under common control with the Company within the meaning of
Section 414(b), (c), (m) or (o) of the Code) maintains or contributes to any Pension Plan or other Plan subject to Section 412 of the Code. Neither the Company nor any Person under common control with the Company (as defined in the preceding sentence) has ever contributed to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

    6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.11 and for purposes not prohibited by Sections 8.07 and 8.08. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

    6.09 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

    6.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

    6.11 Financial Condition. (a) The unaudited consolidated financial statements of the Company and its Subsidiaries dated January 31, 1994, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date:

              (i)  were prepared in accordance with GAAP
    consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year end audit adjustments;

              (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

              (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

         (b)  Since January 31, 1994, there has been no Material
Adverse Effect.

    6.12 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    6.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

    6.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

    6.15 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

    6.16 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part
(a) of Schedule 6.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.16.

    6.17 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

    6.18 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Bank prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.


                          ARTICLE VII

                     AFFIRMATIVE COVENANTS

    So long as the Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit or the Birckhahn Guaranty shall remain outstanding, unless the Bank waives compliance in writing:

    7.01  Financial Statements.  The Company shall deliver to the
Bank, in form and detail satisfactory to the Bank:

         (a) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Deloitte & Touche or another nationally-recognized independent public accounting firm ("Independent Auditor") which opinion shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records or any other reason; and

         (b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter and commencing on the first day of the fiscal year and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith audit adjustments and the absence of notes to such financial statements), the financial position and the results of operations of the Company and the Subsidiaries.

    7.02 Certificates; Other Information. The Company shall furnish to the Bank:

         (a) concurrently with the delivery of the financial statements referred to in subsection 7.01(a), a certificate of the Independent Auditor stating that during the examination there was observed no Default or Event of Default of the kind which would normally be revealed by such an examination, or a statement of such Default or Event of Default if any is found whether or not the same shall have been cured; (b) concurrently with the delivery of the financial statements referred to in subsections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

         (b) annually not later than 45 days after the commencement of each fiscal year, the consolidated operating budget of the Company and its Subsidiaries for the coming fiscal year;

         (c) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC; and

         (d) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Bank may from time to time request.

    7.03  Notices.  The Company shall promptly notify the Bank:

         (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

         (b) of any matter that has resulted or may result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws;

         (c) of any of the following events affecting the Company, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company with respect to such event: (i) an ERISA Event;
(ii) if any of the representations and warranties in Section 6.07 ceases to be true and correct; (iii) the adoption of any new Pension Plan or other Plan subject to Section 412 of the Code;
(iv) the adoption of any amendment to a Pension Plan or other Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; or (v) the commencement of contributions to any Pension Plan or other Plan subject to Section 412 of the Code; and

         (d) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries.

         Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

    7.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary (except where the failure so to cause any such Subsidiary could not be reasonably expected to have a Material Adverse Effect) to: (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation; (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.03 and sales of assets permitted by
Section 8.02; (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and (d) preserve or renew, to the extent legally possible, all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

    7.05 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted.

    7.06 Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

    7.07 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including: (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

    7.08 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

    7.09 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

    7.10 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property substantially in compliance with all Environmental
Laws.

    7.11 Use of Proceeds. The Company shall use the proceeds of the Loans for working capital and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.


                          ARTICLE VIII

                       NEGATIVE COVENANTS

    So long as the Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit or the Birckhahn Guaranty shall remain outstanding, unless the Bank waives compliance in writing:

    8.01 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

         (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 8.01 securing Indebtedness outstanding on such date;

         (b)  any Lien created under any Loan Document;

         (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07;

         (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

         (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

         (f) Liens on the property of the Company or its Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety, and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business as presently conducted;

         (g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed, the claims secured thereby are being actively contested in good faith and by appropriate proceedings, adequate book reserves shall have been established and maintained and shall exist with respect thereto, and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $5,000,000;

         (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

         (i)  Liens on assets of corporations which become
Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof;

         (j) purchase money security interests on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, and (ii) such Lien attaches solely to the property so acquired in such transaction;

         (k) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

         (l) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

         (m) Liens consisting of pledges of cash collateral or government securities to secure obligations under Swap Contracts entered into in the ordinary course of business as bona fide hedging transactions, provided that the counterparty to such Swap Contract is under a similar requirement to deliver similar collateral from time to time to the Company or the Subsidiary party thereto;

         (n)  Liens not otherwise permitted pursuant to clauses
(a) through (m), inclusive, of this Section 8.01; provided, that:

                   (i)  the Indebtedness or other obligations
         secured thereby shall have been incurred, or shall be permitted to be outstanding, in accordance with the provisions of Section 8.05 of this Agreement; and

                   (ii)  immediately prior to, and after giving
         effect to the incurrence, assumption or creation thereof and to any concurrent application of the proceeds of any Indebtedness or other obligation secured thereby,
         (A) the aggregate amount of all Indebtedness and other obligations secured by such Liens at such time would not exceed $5,000,000, and (B) no Default or Event of Default would exist; and

         (o) Liens securing renewals, extensions (as to time) and refinancings of Indebtedness secured by the Liens described in clauses (a) through (n) of this Section 8.01, provided, that:

                   (i)  the amount of Indebtedness or other
         obligations secured by each such Lien is not increased in excess of the amount of such Indebtedness or other obligations outstanding on the date of such renewal, extension or refinancing;

                   (ii)  none of such Liens is extended to
         encumber or otherwise relate to or cover any additional property of the Company or any Subsidiary; and

                   (iii)  immediately prior to , and immediately
         after the consummation of such renewal, extension or refinancing, and after giving effect thereto, no Default or Event of Default exists or would exist.

    8.02 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse and shares in any Subsidiary) or enter into any agreement to do any of the foregoing, except:

         (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

         (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

         (c) dispositions of inventory, equipment or other property by the Company or any Subsidiary to the Company or any Subsidiary pursuant to reasonable business requirements; and

         (d) dispositions (but not including any disposition of any fixed or capital assets or any shares in any Subsidiary) not otherwise permitted under this Section which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed in any fiscal year 5% of the gross book value of the assets of the Company and its Subsidiaries on a consolidated basis (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred charges, and other like intangibles) less reserves applicable thereto.

    8.03 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

         (a) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

         (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary.

    8.04 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company, except for:

         (a) subject to Section 8.15, investments in property to be used in the ordinary course of business of the Company and its Subsidiaries;

         (b) investments in trade accounts receivable arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries;

         (c)  investments in United States Governmental
Securities, provided that such obligations mature within three years from the date of acquisition thereof;

         (d)  investments in one or more Designated Subsidiaries;

         (e) investments in commercial paper given either of the two highest ratings by either Standard & Poor's or Moody's, provided that such obligations mature within 270 days from the date of creation thereof;

         (f) investments constituting loans and advances to employees, including travel advances and relocation loans, made in the ordinary course of and furtherance of the business of the Company or any Subsidiary;

         (g) investments in demand deposit accounts maintained with one or more local commercial banks, which qualify as Acceptable Banks, as operating funds accounts used in the ordinary course of business of the Company and the Subsidiaries;

         (h) investments in publicly-traded shares in any open-end mutual fund that invests solely in Investments of the type described in clause (c), clause (e), clause (j) or clause
(k) of this Section 8.04 and has total assets in excess of $1,000,000,000, provided that such Investments are classified as current assets in accordance with GAAP;

         (i) investments in money market preferred stock of corporations organized under the laws of the United States or any state thereof that (i) is commonly referred to by the terms "Dutch-Auction Preferred," "Capital Market Preferred," "Remarketed Preferred," "Variable Rate Preferred" or similar terms, and (ii) has been given, at the time of acquisition, one of the two highest ratings by either Standard & Poor's or Moody's;

         (j) investments in certificates of deposit or banker's acceptances issued by an Acceptable Bank, provided that such obligations mature within one year from the date of acquisition thereof;

         (k)  investments in Permitted Repurchase Agreements;

         (l)  investments in Dollar-denominated deposits with

              (i) a bank organized under the laws of a country that is a member of the European Community (or any political subdivision of such country) having a combined capital and surplus of not less than $100,000,000 and given an issuer rating of "A" by Thomson BankWatch, Inc. (or a comparable rating by another nationally-recognized rating agency of similar standing if Thomson BankWatch, Inc. is not then in the business of rating commercial banks), or

              (ii)  a foreign branch of an Acceptable Bank;

         (m) investments in tax-exempt obligations of any state of the United States, or any municipality of any such state, given either of the two highest ratings by either Standard & Poor's or Moody's, provided that such obligations mature within three years from the date of acquisition thereof;

         (n) investments in joint ventures, provided that the aggregate book value of all such investments shall not at any time exceed 10% of consolidated total assets of the Company and its Subsidiaries determined at such time;

         (o) investments in federally insured money market deposit accounts maintained with one or more Acceptable Banks;
         (p) other investments in securities for cash management purposes, made in accordance with the Company's investment policies as in effect on the Closing Date and as more particularly set forth in Schedule 8.04(p) hereto, maturing within one year from the date of acquisition thereof, provided that the aggregate book value of all such investments shall not at any time exceed 2.50% of the consolidated total assets of the Company and its Subsidiaries determined at such time;

         (q) investments in existence on the Closing Date described in Schedule 8.04(q); and

         (r) any other investment not otherwise permitted under clauses (a) through (p) hereof; provided, that:

              (i) immediately after, and after giving effect to, any such investment, the sum of the aggregate amount of (x) all Restricted Payments declared or made during the period from and after the Closing Date to and including the date such investment is made, plus (y) all such investments made pursuant to this subsection 8.05(r) held at such time by the Company and its Subsidiaries would not exceed the sum of:

                   (A) $5,000,000, plus

                                               (B) the sum of 50%
              (or minus 100% if a deficit) of the cumulative consolidated net income of the Company and its Subsidiaries for the period commencing on and including October 31, 1993 and ending on and including the date such investment is made, plus

                                               (C) the aggregate
              amount of cash proceeds (net of all costs and out-of-pocket expenses in connection therewith, including, without limitation, placement, underwriting and brokerage fees and expenses) received by the Company and its Subsidiaries after the Closing Date and prior to such time from the issuance and sale of (I) capital stock (other than Redeemable Stock) of the Company (either directly or through the exercise of warrants, rights or other options or the exercise of any rights of the holder of any Indebtedness of the Company to convert such Indebtedness to capital stock (other than Redeemable Stock)) or (II) any warrants, rights or other options to purchase such capital stock; and

              (ii) immediately before, and after giving effect to, such investment, no Default or Event of Default exists or would exist.

    8.05 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

         (a)  Indebtedness incurred pursuant to this Agreement;

         (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.09;

         (c) Indebtedness existing on the Closing Date and set forth in Schedule 8.05;

         (d) Indebtedness secured by Liens permitted by subsection 8.01(i), (j), (m) and (n) in an aggregate amount outstanding not to exceed $5,000,000;

         (e) Indebtedness incurred in connection with leases permitted pursuant to Section 8.10;

         (f) Indebtedness evidenced by the Senior Notes, not to exceed $18,000,000 in aggregate principal amount; and

         (g) Additional unsecured Indebtedness not otherwise permitted under this Section 8.05 in aggregate amount outstanding at any time not to exceed $1,000,000.

    8.06 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

    8.07 Use of Proceeds. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock,
(iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

    8.08 Use of Proceeds - Ineligible Securities. The Company shall not, directly or indirectly, use any portion of the Loan proceeds or any Letter of Credit (i) knowingly to purchase Ineligible Securities from BA Securities, Inc. (the "Arranger") during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Company or any Affiliate of the Company. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C.
 24, Seventh), as amended.

    8.09 Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

         (a) endorsements for collection or deposit in the ordinary course of business;

         (b) Swap Contracts entered into in the ordinary course of business; and

         (c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in
Schedule 8.09.

    8.10 Lease Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

         (a) leases of the Company and of Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof;

         (b) operating leases entered into by the Company or any Subsidiary after the Closing Date in the ordinary course of business;

         (c) leases entered into by the Company or any Subsidiary after the Closing Date pursuant to sale-leaseback transactions permitted under subsection 8.02(d);

         (d) subject to Section 8.15, capital leases other than those permitted under clauses (a) and (c) of this Section, entered into by the Company or any Subsidiary after the Closing Date to finance the acquisition of equipment; provided that the aggregate annual rental payments for all such capital leases shall not exceed in any fiscal year $1,000,000.

    8.11 Restricted Payments. (a) The Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any Restricted Payment unless:

         (i) immediately after, and after giving effect to, such Restricted Payment, the sum of the aggregate amount of (x) all Restricted Payments declared or made during the period from and after the Closing Date to and including the date such Restricted Payment or is made, plus (y) all investments made pursuant to Subsection 8.05(r), held at such time by the Company and its Subsidiaries would not exceed the sum of

                   (A)  $5,000,000 plus

                   (B) the sum of 50% (or minus 100% in the case of a deficit) of the cumulative consolidated net income of the Company and its Subsidiaries for the period commencing on and including October 31, 1993 and ending on and including the date such Restricted Payment is declared or made, plus

                   (C)  the aggregate amount of cash proceeds
         (net of all costs and out-of-pocket expenses in connection therewith, including, without limitation, placement, underwriting and brokerage fees and expenses) received by the Company and its Subsidiaries after the Closing Date and prior to such time from the issuance and sale of (I) capital stock (other than Redeemable Stock) of the Company (either directly or through the exercise of warrants, rights or other options or the exercise of any rights of the holder of any Indebtedness of the Company to convert such Indebtedness to capital stock (other than Redeemable Stock)) or (II) any warrants, rights or other options to purchase such capital stock; and

         (ii) at the time of such declaration and immediately before, and after giving effect to, such Restricted Payment, no Default or Event of Default exists or would exist.

         (b) Time of Payment. The Company shall not authorize a Distribution on any class of its capital stock that is not payable within 90 days of authorization.

    8.12 Tangible Net Worth. The Company shall not permit at any time on a consolidated basis its Tangible Net Worth to be less than $44,000,000 plus 50% of consolidated net income after income taxes (but without giving effect to any net losses) earned in any quarterly accounting period commencing after October 31, 1993.

    8.13 Fixed Charge Coverage Ratio. The Company shall not permit its Fixed Charge Coverage Ratio as determined as of the last day of any fiscal quarter to be less than 1.50 to 1.00. The foregoing and the definition of Fixed Charge Coverage Ratio notwithstanding, the determination of the Fixed Charge Coverage Ratio for the quarter ending April 30, 1994 shall be based only on the immediately preceding two fiscal quarters, and for the quarter ending on July 31, 1994, shall be based only on the immediately preceding three consecutive fiscal quarters.

    8.14 Leverage Ratio. The Company shall not permit at any time on a consolidated basis, the ratio of total liabilities to Tangible Net Worth to exceed the ratio indicated for each of the periods set forth below:

         Period                                Ratio

    From the date hereof through
      October 31, 1995                         1.55 to 1.00

    November 1, 1995 through
      October 31, 1996                         1.40 to 1.00

    November 1, 1996 and thereafter            1.30 to 1.00

    8.15 Capital Expenditures. The Company and its consolidated Subsidiaries shall not make or commit to make capital expenditures and expenditures for research and development during any fiscal year set forth below in excess, in the aggregate, of the amount set forth below with respect to such fiscal year:

                                 Capital and Research
    Fiscal Year Ending       and Development Expenditures

    October 31, 1994                   $18,000,000
    October 31, 1995                   $20,000,000
    October 31, 1996                   $22,000,000
    October 31, 1997                   $22,000,000

    8.16 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.

    8.17 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.


                           ARTICLE IX

                       EVENTS OF DEFAULT

    9.01 Event of Default. Any of the following shall constitute an "Event of Default":

         (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

         (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

         (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Sections 7.01, 7.02, 7.03 or 7.09 or in Article VIII, and, in the case of any term, covenant or agreement contained in any of Sections 7.01 or 7.02, such default shall continue unremedied for a period of ten days after the occurrence thereof; or

         (d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Bank; or

         (e) Cross-Default. The Company or any Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

         (f) Insolvency; Voluntary Proceedings. The Company or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or
(iv) takes any action to effectuate or authorize any of the foregoing; or

         (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

         (h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of $1,000,000; or (ii) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by the Company which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $1,000,000; or

         (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 20 days after the entry thereof; or

         (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (k) Change of Control. More than 50% of the Company's issued and outstanding common stock is owned as a block by a Person or Persons acting in concert with Persons other than the Persons who own the Company's stock on the date of this Agreement, if such change of control continues for a period of 30 days from the earlier of (i) the date the Company advises Bank of such change of control or (ii) the date Bank advises the Company that such change of control will be an Event of Default upon the lapse of such 30-day period; or

         (l)  Adverse Change.  There occurs a Material Adverse
Effect.

    9.02 Remedies. If any Event of Default occurs, the Bank may: (a) declare the commitment of the Bank to make Loans to be terminated, whereupon such commitment shall be terminated; (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit or the Birckhahn Guaranty (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit or the Birckhahn Guaranty shall have been drawn upon, as applicable) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and (c) exercise all rights and remedies available to it under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of
Section 9.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of the Bank to make Loans and to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Bank.

    9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                           ARTICLE X

                         MISCELLANEOUS

    10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Bank and the Company, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given

    10.02 Notices. (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the signature page hereof with respect to such Person, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, telecopied or delivered, to the address or facsimile number specified for notices on the signature page hereof with respect to such Person; or, as directed to the Company or the Bank, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Bank.

         (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or Article III shall not be effective until actually received by the Bank.

         (c) Any agreement of the Bank herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Bank shall not have any liability to the Company or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

    10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    10.04 Costs and Expenses. The Company shall, whether or not the transactions contemplated hereby are consummated, pay or reimburse the Bank within five Business Days after demand (subject to subsection 5.01(d)) for all costs and expenses (including Attorney Costs) incurred by the Bank in connection with (a) the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, and (b) the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

    10.05 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Bank and each of its officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

    10.06 Payments Set Aside. To the extent that the Company makes a payment to the Bank, or the Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

    10.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.

    10.08 Assignments, Participations, etc. (a) The Bank may at any time, with the prior consent of the Company (other than any time after acceleration of the Loans), which consent shall not be unreasonably withheld, assign and delegate to one or more commercial banks (each an "Assignee") all, or any part of all, of the Loans, the Commitment and the other rights and obligations of the Bank hereunder, in a minimum amount of $1,000,000; provided, however, that the Company may continue to deal solely and directly with the Bank in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company by the Bank and the Assignee.

         (b) The Bank may at any time, without notice to or consent of the Company, sell to one or more commercial banks or other Persons (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents.

         (c) The Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company under this Agreement, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that the Bank may disclose such information
(A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of the Bank by any such authority;
(B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank or its Affiliates may be party, (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document, (F) to the Bank's independent auditors and other professional advisors, (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder, and (H) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company is party or is deemed party with the Bank.

         (d) Notwithstanding any other provision in this Agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or 31 CFR 203.15, and such Federal
Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

    10.09 Set-off. In addition to any rights and remedies of the Bank provided by law, if an Event of Default exists or the Loans have been accelerated, the Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Bank to or for the credit or the account of the Company against any and all Obligations owing to the Bank, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Bank agrees promptly to notify the Company after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

    10.10 Automatic Debits of Fees. With respect to any commitment fee, arrangement fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Bank under the Loan Documents, the Company hereby irrevocably authorizes the Bank to debit any deposit account of the Company with the Bank in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Bank's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a setoff.

    10.11 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

    10.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

    10.13 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Bank and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

    10.14  Governing Law and Jurisdiction.  (a)  THIS AGREEMENT
SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW
OF THE STATE OF CALIFORNIA; PROVIDED THAT THE BANK SHALL RETAIN
ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND THE BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY AND THE BANK EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

    10.15 Waiver of Jury Trial. THE COMPANY AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

    10.16 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company and the Bank, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California by their proper and duly authorized officers as of the day and year first above written.

                             OPTICAL COATING LABORATORY, INC.

                             By:
                             Title: Vice President and Corporate
Controller


                             By:
                             Title: Vice President and Secretary


                             Address for Notices:

                             2789 Northpoint Parkway
                             Santa Rosa, CA  95407-7397
                             Attention:  Josef Wally,
                                         Vice President and
                                         Corporate Controller
                                         Joseph C. Zils,
                                         Vice President
                                         and Secretary
                             Telephone:  (707) 545-6440
                             Facsimile:  (707) 525-6840


                             BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION


                             By:
                             Title: Vice President


                             Notices (other than Notices of
                             Borrowing and Notices of
                             Conversion/Continuation):

                             Bank of America National Trust and
                             Savings Association
                             555 California St., 41st Floor
                             San Francisco, California 94104
                             Attention: Michael J. Dasher,
                                        Vice President, #3838
                              Telephone: (415) 622-2126
                              Facsimile: (415) 622-4585

                             Domestic and Offshore Lending
                             Office:

                             1850 Gateway Boulevard
                             Fourth Floor
                             Concord, California 94520
                             Attention: Global Payment
                                        Operations #5693
                                       Telephone: (510) 675-7777
                              Facsimile: (510) 675-7531




                           EXHIBIT A

                      NOTICE OF BORROWING


                                   Date:                  , 199


To:  Bank of America National Trust and Savings Association


Ladies and Gentlemen:

     The undersigned, Optical Coating Laboratory, Inc. (the "Company"), refers to the Credit Agreement (the "Credit Agreement") dated as of June 30, 1994 between the Company and Bank of America National Trust and Savings Association (the "Bank"), the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to
Section 2.03 of the Credit Agreement, of the Borrowing specified herein:

          1.  The Business Day of the proposed Borrowing is
                             , 19   .

          2.  The aggregate amount of the proposed Borrowing is
     $                     .

          3.  The Borrowing is to be comprised of $            of
     [Base Rate] [Offshore Rate] Loans.

          4. The duration of the Interest Period for the Offshore Rate Loans included in the Borrowing shall be _____ months.

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

          (a) the representations and warranties of the Company contained in Article VI of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

          (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing;
     and

          (c) The proposed Borrowing will not cause the aggregate principal amount of all outstanding Revolving Loans plus the aggregate amount available for drawing under all outstanding Letters of Credit plus the aggregate principal amount of all outstanding L/C Borrowings plus the outstanding principal amount of the Term Loan to exceed the Commitment.


                              OPTICAL COATING LABORATORY, INC.



                              By:
                              Title:


                              By:
                              Title:

                           EXHIBIT B

               NOTICE OF CONVERSION/CONTINUATION



                                   Date:                  , 199



To:  Bank of America National Trust and Savings
     Association

Ladies and Gentlemen:

     The undersigned, Optical Coating Laboratory, Inc. (the "Company"), refers to the Credit Agreement (the "Credit Agreement") dated as of June 30, 1994 between the Company and Bank of America National Trust and Savings Association (the "Bank"), the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.04 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

          1.  The Conversion/Continuation Date is
     , 19  .

          2.  The aggregate amount of the Loans to be
     [converted] [continued] is $              .

          3.  The Loans are to be [converted into]
[continued as]
     [Offshore Rate] [Base Rate] Loans.

          4.  [If applicable:]  The duration of the Interest
     Period for the Loans included in the [conversion]
     [continuation] shall be [     months].

          5. The Loan[s] to be [converted] [continued] are/is [Revolving Loans] [a portion of the Term Loan].



                              OPTICAL COATING LABORATORY,
INC.



                                   By:
Title:

                                   By:
Title:
                           EXHIBIT C


                OPTICAL COATING LABORATORY, INC.
                     COMPLIANCE CERTIFICATE


                                   Date:


     Reference is made to that certain Credit Agreement (the "Credit Agreement") dated as of June 30, 1994 between Optical Coating Laboratory, Inc. (the "Company") and Bank of America National Trust and Savings Association (the "Bank"). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

     The undersigned Responsible Officer of Optical Coating
Laboratory, Inc., hereby certifies as of the date hereof
that he/she is the                    of the Company, and
that, as such, he/she is authorized to execute and deliver this Certificate to the Bank on the behalf of the Company and its consolidated Subsidiaries and not as an individual, and that:

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection [7.01(a)] of the Credit Agreement.]

     1. Attached as Schedule 1 hereto are (a) a true and correct copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of the fiscal year ended _______________, 199__ and (b) the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the unqualified opinion of [Deloitte & Touche or another nationally-recognized certified independent public accounting firm] (the "Independent Auditor"). Such opinion is not qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records or for any other reason. Such opinion is accompanied by a certificate of the Independent Auditor stating that in making the examination necessary for its opinion no knowledge was obtained of any default or Event of Default, except as specified in such certificate. The attached financial statements are complete and correct, and have been prepared in accordance with GAAP, fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries for the periods indicated and on a basis consistent with prior periods and fairly state the financial condition and results of operations of the Company and its consolidated Subsidiaries in all material respects.

                               or

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection [7.01(b)] of the Credit Agreement.]

     1. Attached as Schedule 1 hereto is (a) a true and correct copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter ended __________, 199__, and (b) the related unaudited consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter and commencing on the first day of the fiscal year and ending on the last day of such quarter, setting forth in each case in comparative form the figures for the previous year subject only to ordinary, good faith audit adjustments and the absence of footnotes. The attached financial statements are complete and correct, and have been prepared in accordance with GAAP, fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries for the periods indicated and on a basis consistent with prior periods and fairly state the financial condition and results of operations of the Company and its consolidated Subsidiaries in all material respects.

     2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

     3. To the best of the undersigned's knowledge, the Company, during such period, has observed, performed or satisfied all of its covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by the Company, and the undersigned has no knowledge of any Default or Event of Default.

     4. The following financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

     IN WITNESS WHEREOF, the undersigned has executed this
Certificate as of                    , 199  .


                              OPTICAL COATING LABORATORY,
INC.



                              By:
                              Title:
     Date: ______________, 199__
     For the fiscal quarter/year
     ended ______________, 199__



                           SCHEDULE 2
                 to the Compliance Certificate
                          ($ in 000's)

Attach detailed computations of compliance with Sections 8.12, 8.13, 8.14, and 8.15 of the Credit
Agreement.








                              June 30, 1994



Bank of America National Trust &
 Savings Association
555 California Street , 41st Floor, #3838
San Francisco, California  94104

          Re:  $10,000,000 Credit Facility by Bank of
          America
          National Trust & Savings Association to
          Optical Coating Laboratory, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Optical Coating Laboratory, Inc., a Delaware corporation (the "Company"), in connection with the execution and delivery by the Company of that certain Amended and Restated Credit Agreement dated as of June 30, 1994 (the "Agreement") by and between the Company and you providing for a term and revolving credit facility from you to the Company of up to $10,000,000 (the "Loan"). This firm also represents the Company on a regular basis, although our engagement has been limited to specific matters as to which we have been consulted by the Company. We are delivering this opinion to you pursuant to Section 5.01(f) of the Agreement. All capitalized terms used and not expressly defined herein shall have the meaning given to them in the Agreement.

     In connection with the foregoing we have been furnished with originals or copies certified to our satisfaction of such corporate or other records of the Company, with such certificates of officers and representatives of the Company, and with such other documents, and we have made such other examinations, investigations and inquiries of the Company and its officers, as we have deemed necessary as a basis for the opinions expressed below.

     In connection with this opinion, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction as being true copies, of the following, each dated this date unless otherwise indicated:

     A.   The Agreement;

     B.   The Loan Documents;

     C. A Certificate of the Secretary of the Company certifying as to (i) the Certificate of Incorporation of the Company, (ii) the Bylaws of the Company and (iii) resolutions adopted by the Board of Directors of the Company;

     D. A certificate executed by Herbert M. Dwight, President, Chief Executive Officer and Chief Financial Officer of the Company, Joseph C. Zils, Vice President, General Counsel and Secretary of the Company, and Josef Wally, Vice President and Corporate Controller of the Company (the "Company's Certificate"), stating that aside from certain outstanding indentures and loan, credit, guaranty or lease agreements, all of which are identified in said certificate, no other agreements or instruments or orders, writs, judgments, awards, injunctions and decrees, affect or purport to affect the right of the Company to borrow money or to undertake and perform obligations of the Company under the Agreement;

     E. A certificate of the Secretary of State of Delaware, dated June 22, 1994, attesting to the continued corporate existence and good standing of, and current payment of franchise taxes by, the Company in that state;

     F. A certificate of the Secretary of State of California, dated June 21, 1994, attesting that the Company is qualified to transact business as a foreign corporation in that state;

     G.   A certificate of the Franchise Tax Board of
California, dated June 22, 1994, attesting to the good standing of the Company with that agency; and

     H. Originals, or copies certified or otherwise identified to our satisfaction, of such other documents, records, instruments and certificates of public officials as we have deemed necessary or appropriate to enable us to render this opinion.

     We have also examined originals or copies of the documents listed in the Company's Certificate.

     In conducting our examination we have assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all certificates and documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. We have also assumed, without investigation, the accuracy of the representations and warranties as to factual matters made by any party in the Agreement and the accuracy of the representations and statements made to us by officers or employees of the Company and by public officials. In making our examination of documents and instruments executed by any person or entity, we have assumed, without investigation, that each such person or entity has (i) the power, capacity, right and legal authority to enter into and perform all of its obligations under such documents and instruments, (ii) duly authorized all requisite action with respect to such documents and instruments, and (iii) duly executed and delivered such documents and instruments. We have not, however, made the assumptions set forth in the immediately preceding sentence with respect to the Company or its power, capacity, right, authority, authorization or execution of documents and instruments.

     Whenever a statement below is qualified by the phrases "known to us" or "to our knowledge," it is intended to indicate that during the course of our representation of the Company, no information that would give us actual knowledge of, or a reasonable belief concerning, the inaccuracy of such statement has come to the attention of those attorneys in this firm who have rendered legal services to the Company. Except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

     In rendering the opinions hereinafter expressed, we have also assumed, without investigation, that the following facts are true:

          You will enforce your rights under the Agreement in circumstances and in a manner in which it is commercially reasonable to do so, and in accordance with all procedural requirements under applicable law.

          Other than the Company, no party to the Agreement or to any of the other Loan Documents or any agreement relating thereto is subject to any statute, rule, or regulation, or to any impediment to which contracting parties are generally not subject, which requires the Company or any other person or party to obtain the consent of or to make a declaration or filing with any governmental authority or other person or entity.

          We assume that you are exempt from the usury laws of the State of California.

     The opinions expressed below are subject to the following qualifications:

          Our opinions below are subject to the following: (a) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally; (b) the limitations imposed by California law, federal law, or equitable or public policy principles upon the performance or enforceability of any of the remedies, covenants, or other provisions of the Agreement and upon the availability of injunctive relief or other equitable remedies, including, without limitation, the effect of California and federal court decisions invoking statutes or principles of equity or of public policy, which have held that certain covenants and provisions of agreements are unenforceable where: (i) the breach of such covenants or provisions imposes restrictions or burdens upon the debtor, including acceleration or the imposition of late payment charges or increased interest rates upon delinquency in the payment of indebtedness due under debt instruments, and it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the creditor, or (ii) the creditor's enforcement of such covenants or provisions under the circumstances would violate the creditor's implied covenant of good faith and fair dealing; and (c) the limitations upon the ability of the Company or any other party to the Agreement to waive any rights, claims or defenses available to such party at law or in equity pursuant to statute or otherwise. With respect to subclause (i) of clause (b) above, but without limiting the generality of the foregoing, we note that certain cases have held that imposition of increased interest or late charges were, under the circumstances, punitive and invalid. See Garrett v. Coast and Southern Federal Savings & Loan, 9 Cal.3d 731 (1973).

     2. In expressing our opinions below, we note that your right to enforce certain remedies set forth in the Agreement may be subject to various notice and procedural limitations imposed by California law.

     3. We are members of the Bar of the State of California and do not hold ourselves out as experts on the law of any other state. Consequently, our opinions below are limited to the effect of the laws of the State of California and of the federal laws of the United States. Accordingly, we express no opinion with respect to the laws of any other jurisdiction, or the effect thereof, on the transactions contemplated by the Agreement.

     4. Our opinions below are limited to matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

     5. We call your attention to the fact that no opinion is expressed with regard to any financial or similar covenants contained in the Agreement.

     6. We call your attention to the fact that no opinion is expressed with regard to usury laws as would apply to you or any of your Assignees or any Participants.

     Based upon and subject to the foregoing, we are of the opinion that:

          The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in the State of California and (ii) is duly qualified as a foreign corporation and in good standing in each state where its ownership, lease or operation of property or the conduct of its business requires such qualification, except, in the case of clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          The Company has the power and authority to execute and deliver, and to perform and observe the provisions of, each of the Loan Documents.

          The execution, delivery and performance by the Company of the Loan Documents have been duly authorized by all necessary corporate action.

          The Loan Documents have been duly executed and delivered by the Company.

          To our knowledge, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of the Agreement or any other Loan Document.

          The Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

          Neither the Company nor any Subsidiary of the Company is an "Investment Company" or a company "controlled" by an Investment Company within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or, to our knowledge, any other Federal or state statute or regulation limiting its ability to incur Indebtedness. Without limiting any qualification or assumption set forth in this letter, we note that our opinion in this Paragraph (g) is based solely upon the Company's Certificate and we have made no independent investigation of the status of the Company, any Person controlling the Company or any Subsidiary of the Company as an "Investment Company" or as to whether the Company is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

          To our knowledge, no registration with, consent or approval of, notice to, or other action by, any Governmental Authority is required on the part of the Company for the execution, delivery or performance by the Company of the Loan Documents.

          The execution, delivery and performance of the Loan
Documents by the Company are not in violation of the Certificate of Incorporation or Bylaws of the Company or, to our knowledge, any Requirement of Law.

          To our knowledge after due inquiry of officers of the Company, the execution, delivery and performance of the Loan Documents by the Company will not violate or result in a breach of any of the terms of or constitute a default under or result in the creation of any Lien on any property or assets of the Company pursuant to the terms of any agreement or instrument to which the Company is a party and which is listed in the Company's Certificate, or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject.

          The execution delivery and performance of the Loan
Documents will not conflict with or contravene any of Regulations
G, T, U and X promulgated by the Federal Reserve Board.

          To our knowledge and except with respect to those matters identified on Schedule 6.05 to the Agreement, there are no actions, suits, proceedings, claims or disputes pending or threatened against the Company or its Subsidiaries or any of their respective properties before any court, regulatory body, administrative agency, at law, in equity, in arbitration or before any Governmental Authority which (a) purport to affect or pertain to the Loan Documents, or any of the transactions contemplated thereby, or (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

     This opinion letter is rendered solely for your benefit in connection with the transaction described in the Loan Documents. Without our prior written consent, this opinion letter may not be
(a) relied upon by any other person or entity or used for any other purpose; (b) quoted in whole or in part or otherwise referred to in any report or document; or (c) furnished (the original or copies thereof) to any person or entity except in connection with the enforcement of the Loan Documents by you or to regulatory authorities to which you are subject.


                         Very truly yours,



                         Collette & Erickson

JGP:lf
OCLI 1.721